Exhibit 99.1

Bio-Techne Releases Fourth Quarter Fiscal 2026 Results

Minneapolis/August 12, 2026/ Bio-Techne Corporation (NASDAQ: TECH) today reported its financial results for the fourth quarter ending June 30, 2026.

Fourth Quarter FY2026 Highlights

●Fourth quarter organic revenue increased by 3% (1% reported) to $321.2 million. Full year organic and reported revenue remained flat at $1.2 billion.

●GAAP EPS increased to $0.35 from $(0.11) one year ago. Delivered adjusted EPS was $0.52, down from $0.53 one year ago. Full year GAAP EPS increased to $1.16 versus $0.46 one year ago. Full year adjusted EPS was $1.93, up from $1.92 one year ago.

●As previously announced on June 25, 2026, Bio-Techne entered into an agreement to be acquired by Merck KGaA, Darmstadt, Germany for $73 per share in cash, representing a total enterprise value of approximately $11.3 billion.

“Bio-Techne ended fiscal 2026 with improved performance and solid execution across the business, reflecting the value our differentiated solutions bring across biopharma, research and diagnostic workflows,” said Kim Kelderman, President and Chief Executive Officer of Bio-Techne. “We continue to make progress toward completing Bio-Techne’s acquisition by Merck KGaA, Darmstadt, Germany, and look forward to the opportunities this transaction is expected to create for our customers and employees.”

Conference Call

In light of the announced transaction with Merck KGaA, Darmstadt, Germany, Bio-Techne is no longer holding investor conference calls for quarterly results.

Fourth Quarter Fiscal 2026

Revenue

Net sales for the fourth quarter increased 1% to $321.2 million. Organic growth increased 3% compared to the prior year. Non-recurring prior year revenue from a business held-for-sale had an unfavorable impact of 2% and foreign currency exchange did not have a material impact.

GAAP Earnings Results

GAAP EPS was $0.35 per diluted share versus $(0.11) in the same quarter last year. GAAP operating income for the fourth quarter of fiscal 2026 was $74.3 million compared to an operating loss of $23.9 million in the fourth quarter of fiscal 2025. GAAP operating margin was 23.1% compared to (7.5)% in the fourth quarter of fiscal 2025. Current quarter GAAP operating margin was favorably impacted by a non-recurring impairment charge in the prior year.

Non-GAAP Earnings Results

Adjusted EPS decreased to $0.52 per diluted share compared to $0.53 in the same quarter last year. Adjusted operating income increased to $103.4 million in the fourth quarter of fiscal 2026 compared to $101.3 million in the fourth quarter of fiscal 2025. Adjusted operating margin was 32.2% for the fourth quarter of fiscal 2026 compared to 32.0% in the fourth quarter of fiscal 2025. Adjusted operating margin was favorably impacted by profitability initiatives and the Exosome Diagnostics divestiture, partially offset by unfavorable product mix.

Full Year Fiscal 2026

Revenue

Net sales for the full year fiscal 2026 remained flat from the prior year at $1.2 billion. Organic revenue remained flat from the prior year. Foreign currency exchange had a favorable impact of 2% and a business held-for-sale had an unfavorable impact of 2%.

GAAP Earnings Results

GAAP EPS was $1.16 per diluted share, compared to $0.46 last fiscal year. GAAP operating income for full year fiscal 2026 increased 146% to $251.9 million, compared to $102.3 million in the full year fiscal 2025. GAAP operating margin was 20.7% compared to 8.4% in the full year fiscal 2025. GAAP operating margin was favorably impacted by a non-recurring impairment charge in the prior year, a non-recurring arbitration award in the prior year, and a recovery of assets held-for-sale.

Non-GAAP Earnings Results

Adjusted EPS increased to $1.93 per diluted share, compared to $1.92 last fiscal year. Adjusted operating income for fiscal 2026 increased 1% to $386.1 million, compared to $383.6 million for fiscal 2025. Adjusted operating margin was favorably impacted by profitability initiatives and the Exosome Diagnostics divestiture.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s business segments, as highlighted below.

Protein Sciences Segment

The Company’s Protein Sciences segment is one of the world’s leading suppliers of specialized proteins such as cytokines and growth factors, immunoassays, antibodies and reagents, to the biopharma and academic research communities. Additionally, the segment provides an array of platforms essential in various areas of protein analysis. The Protein Sciences segment’s fourth quarter fiscal 2026 net sales were $231.2 million, an increase of 2% from $226.5 million in the fourth quarter of fiscal 2025. As of December 31, 2023, a business within the Protein Sciences segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s operating results for both periods presented. Organic revenue increased 1% for the fourth quarter of fiscal 2026, with foreign currency exchange having a favorable impact of 1%. The Protein Sciences segment’s operating margin decreased to 42.0% in the fourth quarter of fiscal 2026 compared to 43.6% in the fourth quarter of fiscal 2025. The segment’s operating margin decreased primarily due to unfavorable volume and product mix.

Protein Sciences segment’s full year fiscal 2026 net sales were $874.6 million, an increase of 1% from $870.2 million for full year fiscal 2025. Organic revenue for the segment decreased 1% for the fiscal year, with foreign currency exchange having a favorable impact of

2%. Protein Sciences segment’s operating margin was 41.1% in fiscal 2026 compared to 42.6% in fiscal 2025. The segment’s operating margin was impacted by unfavorable volume and product mix.

Diagnostics and Spatial Biology Segment

The Company’s Diagnostics and Spatial Biology segment develops and provides spatial biology products, carrier screening and oncology kits. The Diagnostics and Spatial Biology segment also provides blood chemistry and blood gas quality controls, hematology instrument controls, immunoassays and other bulk and custom reagents for the in vitro diagnostic market. The Diagnostics and Spatial Biology segment’s fourth quarter fiscal 2026 net sales remained flat at $90.1 million, as compared to $89.7 million in the fourth quarter of fiscal 2025. As of June 30, 2025, a business within the Diagnostics and Spatial Biology segment met the criteria as held-for-sale; this held-for-sale business has been excluded from the segment’s fiscal 2026 operating results. Organic revenue increased 8% for the fourth quarter of fiscal 2026, with foreign exchange not having a material impact. The held-for-sale business had an unfavorable impact of 8%. The Diagnostics and Spatial Biology segment’s operating margin increased to 11.2% in the fourth quarter of fiscal 2026 compared to 6.0% in the fourth quarter of fiscal 2025. The segment’s operating margin was favorably impacted by the Exosome Diagnostics divestiture, favorable volume growth, and ongoing profitability initiatives.

The Diagnostics and Spatial Biology segment’s full year fiscal 2026 net sales were $336.4 million, a decrease of 3% from $346.3 million for the full year fiscal 2025. Organic growth for the segment was 4%, with foreign currency exchange having a favorable impact of 1%. A business held-for-sale had an unfavorable impact of 8%. The Diagnostics and Spatial Biology segment’s operating margin was 11.2% in fiscal 2026 compared to 6.2% in fiscal 2025. The segment’s operating margin was impacted by the divestiture of Exosome Diagnostics, favorable volume growth, and ongoing profitability initiatives.

About Bio-Techne

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company headquartered in Minnesota, celebrating 50 years of empowering scientific and diagnostic communities to reach better answers. The company provides high-quality reagents, analytical instruments, and precision diagnostics.  Its portfolio is organized into three customer-focused brands: R&D Systems™, Bio-Techne Spatial™, and Bio-Techne Diagnostics™, reflecting the scientific journey from discovery to translational research to clinical decision-making. Bio-Techne operates in 34 locations worldwide and employs approximately 3,000 people. In fiscal year 2026, the company generated over $1.2 billion in net sales.  Its more than 500,000 products are used globally by academic researchers, biopharmaceutical and biotechnology companies, and clinical diagnostic laboratories. For more information on Bio-Techne and its brands, please visit www.bio-techne.com or follow the company on social media at LinkedIn, X, or YouTube.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements use words and variations of words, such as “will,” “plan,” “continue,” “believe,” “outlook,” “expect,” and “predict.” These statements are made as of the date of this press release, are based on current expectations of future events, and thus are inherently subject to a number of risks and uncertainties, many of which involve factors or circumstances beyond the Company’s control. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include, without limitation: the effect of new branding and marketing initiatives, the integration of new businesses and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company’s customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning these risks, uncertainties, and other factors, see the section titled “Risk Factors” in the Company’s most recent annual report on Form 10-K as filed with the Securities and Exchange Commission. We undertake and we expressly disclaim any obligation to update or revise any forward-looking statements due to new information, changed assumptions, or future events, except as required by law. Investors are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Measures:

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). This press release contains financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include:

•	Organic revenue and organic revenue growth
•	Adjusted gross margin
•	Earnings before interest, taxes, depreciation, and amortization (EBITDA)
•	Adjusted EBITDA
•	Adjusted operating income
•	Adjusted operating margin
•	Adjusted tax rate
•	Adjusted net earnings
•	Adjusted diluted earnings per share

These non-GAAP measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the applicable most closely comparable GAAP measures, and reasons for the Company’s use of these measures, are presented in the attached pages.

Contact:	David Clair, Vice President, Investor Relations

David.Clair@bio-techne.com

612-656-4416

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$321,191	$316,964	$1,215,039	$1,219,635
Cost of sales	109,797	118,152	415,968	429,363
Gross margin	211,394	198,812	799,071	790,272
Operating expenses:
Selling, general and administrative	113,172	196,640	452,415	588,521
Research and development	23,945	26,032	94,766	99,496
Total operating expenses	137,117	222,672	547,181	688,017
Operating income	74,277	(23,860)	251,890	102,255
Other income (expense)	(3,596)	1,001	(11,210)	(3,792)
Earnings before income taxes	70,681	(22,859)	240,680	98,463
Income taxes	16,059	(5,182)	58,818	25,063
Net earnings	$54,622	$(17,677)	$181,862	$73,400
Earnings per share:
Basic	$0.35	$(0.11)	$1.17	$0.47
Diluted	$0.35	$(0.11)	$1.16	$0.46
Weighted average common shares outstanding:
Basic	156,090	154,913	155,963	157,521
Diluted	157,025	155,757	157,009	159,717

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED GROSS MARGIN AND ADJUSTED GROSS MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Total consolidated net sales	$321,191	$316,964	$1,215,039	$1,219,635
Business held-for-sale(1)	—	—	5,439	4,152
Revenue from recurring operations	$321,191	$316,964	$1,209,600	$1,215,483

Gross margin - GAAP	$211,394	$198,812	$799,071	$790,272
Gross margin percentage - GAAP	65.8%	62.7%	65.8%	64.8%

Identified adjustments:
Costs recognized upon sale of acquired inventory	$—	$197	$—	$751
Amortization of intangibles	9,422	10,569	37,799	44,035
Stock-based compensation, inclusive of employer taxes	282	288	1,534	1,298
Restructuring and restructuring-related costs	1,049	12,141	5,805	20,094
Impact of business held-for-sale(1)	—	—	(2,581)	(147)
Adjusted gross margin	$222,147	$222,007	$841,628	$856,303
Adjusted gross margin percentage(2)	69.2%	70.0%	69.6%	70.4%
(1)	June 30, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. June 30, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.
(2)	Adjusted gross margin percentage excludes both revenue and gross margin of the businesses that met the held-for-sale criteria during the respective periods.

BIO-TECHNE CORPORATION

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net earnings	$54,622	$(17,677)	$181,862	$73,400
Net interest expense (income)	750	1,593	5,405	4,623
Depreciation and amortization	24,169	27,111	97,359	109,903
Income taxes	16,059	(5,182)	58,818	25,063
EBITDA	95,600	5,845	343,444	212,989
Amortization of Wilson Wolf intangible assets	2,490	2,490	9,959	9,959
Acquisition related expenses and other	1,782	4,010	8,570	13,489
Certain litigation charges	143	1,220	5,513	41,827
Stock-based compensation, inclusive of employer taxes	5,375	4,653	42,637	42,158
Restructuring and restructuring-related costs	6,858	13,205	21,059	28,231
Investment loss and other non-operating loss	3,695	—	5,009	—
Impairment (Recovery) of assets held-for-sale	—	84,157	(6,789)	80,503
Impact of business held-for-sale(1)	—	—	2,573	479
Adjusted EBITDA	$115,943	$115,580	$431,975	$429,635
(1)	June 30, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. June 30, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED OPERATING INCOME AND ADJUSTED OPERATING MARGIN PERCENTAGE

(In thousands)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Total consolidated net sales	$321,191	$316,964	$1,215,039	$1,219,635
Business held-for-sale(1)	—	—	5,439	4,152
Revenue from recurring operations	$321,191	$316,964	$1,209,600	$1,215,483

Operating income - GAAP	$74,277	$(23,860)	$251,890	$102,255
Operating income percentage - GAAP	23.1%	(7.5)%	20.7%	8.4%

Identified adjustments:
Amortization of intangibles	15,070	18,185	61,181	75,321
Acquisition related expenses and other	1,636	3,767	7,986	12,815
Certain litigation charges	143	1,220	5,513	41,827
Stock-based compensation, inclusive of employer taxes	5,375	4,653	42,637	42,158
Restructuring and restructuring-related costs	6,858	13,205	21,059	28,231
Impairment (Recovery) of assets held-for-sale	—	84,157	(6,789)	80,503
Impact of business held-for-sale(1)	—	—	2,573	479
Adjusted operating income	$103,359	$101,327	$386,050	$383,589
Adjusted operating margin percentage(2)	32.2%	32.0%	31.9%	31.6%
(1)	June 30, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. June 30, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.
(2)	Adjusted operating margin percentage excludes both revenue and operating margin for the businesses that met the held-for-sale criteria during the respective periods.

BIO-TECHNE CORPORATION

RECONCILIATION OF NON-GAAP ADJUSTED TAX RATE

(In percentages)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
GAAP effective tax rate	22.7%	22.7%	24.4%	25.5%
Discrete items	(0.7)	13.9	1.3	0.8
Annual forecast update	3.7	(10.3)	—	—
Long-term GAAP tax rate	25.7%	26.3%	25.7%	26.3%
Rate impact items
Stock based compensation	(1.1)%	(0.9)%	(2.0)%	(3.1)%
Other	(2.3)	(3.9)	(1.4)	(1.7)
Total rate impact items	(3.4)%	(4.8)%	(3.4)%	(4.8)%
Non-GAAP adjusted tax rate	22.3%	21.5%	22.3%	21.5%

BIO-TECHNE CORPORATION

RECONCILIATION OF ADJUSTED NET EARNINGS AND ADJUSTED EARNINGS PER SHARE

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net earnings before taxes - GAAP	$70,681	$(22,859)	$240,680	$98,463
Identified adjustments:
Amortization of intangibles	15,070	18,185	61,181	75,321
Amortization of Wilson Wolf intangible assets	2,490	2,490	9,959	9,959
Acquisition related expenses and other	1,782	4,010	8,570	13,489
Certain litigation charges	143	1,220	5,513	41,827
Stock-based compensation, inclusive of employer taxes	5,375	4,653	42,637	42,158
Restructuring and restructuring-related costs	6,858	13,205	21,059	28,231
Investment loss and other non-operating loss	3,695	—	5,009	—
Impairment (Recovery) of assets held-for-sale	—	84,157	(6,789)	80,503
Impact of business held-for-sale(1)	—	—	2,573	479
Net earnings before taxes - Adjusted	$106,094	$105,061	$390,392	$390,430
Non-GAAP tax rate	22.3%	21.5%	22.3%	21.5%
Non-GAAP tax expense	$23,658	$22,589	$87,057	$83,973
Non-GAAP adjusted net earnings	$82,436	$82,472	$303,335	$306,457
Earnings per share - diluted - Adjusted	$0.52	$0.53	$1.93	$1.92
(1)	June 30, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. June 30, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Protein Sciences segment revenue	$231,194	$226,472	$874,620	$870,245
Diagnostics and Spatial Biology segment revenue	90,141	89,705	336,365	346,263
Other revenue(1)	—	—	5,439	4,152
lntersegment revenue	(144)	787	(1,385)	(1,025)
Consolidated revenue	$321,191	$316,964	$1,215,039	$1,219,635
(1)	June 30, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. June 30, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Protein Sciences segment operating income	$97,073	$98,790	$359,401	$370,353
Diagnostics and Spatial Biology segment operating income	10,069	5,384	37,698	21,324
Segment operating income	107,142	104,174	397,099	391,677
Corporate general, selling, and administrative	(3,783)	(2,847)	(11,049)	(8,088)
Adjusted operating income	103,359	101,327	386,050	383,589
Amortization of intangibles	(15,070)	(18,185)	(61,181)	(75,321)
Acquisition related expenses and other	(1,636)	(3,767)	(7,986)	(12,815)
Certain litigation charges	(143)	(1,220)	(5,513)	(41,827)
Stock-based compensation, inclusive of employer taxes	(5,375)	(4,653)	(42,637)	(42,158)
Restructuring and restructuring-related costs	(6,858)	(13,205)	(21,059)	(28,231)
(Impairment) Recovery of assets held-for-sale	—	(84,157)	6,789	(80,503)
Impact of business held-for-sale(1)	—	—	(2,573)	(479)
Operating income	$74,277	$(23,860)	$251,890	$102,255
(1)	June 30, 2025 amounts relate to the Protein Sciences segment business that met the held-for-sale criteria on December 31, 2023. June 30, 2026 amounts relate to the Diagnostics and Spatial Biology segment business that met the held-for-sale criteria on June 30, 2025.

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30,	June 30,
	2026	2025
ASSETS
Cash and equivalents	$264,712	$162,186
Accounts receivable, net	216,585	206,876
Inventories	195,744	189,446
Current assets held-for-sale	—	12,332
Other current assets	67,360	37,460
Total current assets	744,401	608,300

Property and equipment, net	231,836	245,719
Right of use assets	67,333	73,399
Goodwill and intangible assets, net	1,278,820	1,346,534
Other assets	264,336	283,916
Total assets	$2,586,726	$2,557,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$105,075	$116,765
Contract liabilities	36,072	32,571
Income taxes payable	3,593	10,770
Operating lease liabilities - current	14,935	14,098
Other current liabilities	4,025	1,645
Total current liabilities	163,700	175,849

Deferred income taxes	19,308	6,169
Long-term debt obligations	200,000	346,000
Operating lease liabilities	74,152	83,960
Other long-term liabilities	21,345	27,082
Stockholders' equity	2,108,221	1,918,808
Total liabilities and stockholders' equity	$2,586,726	$2,557,868

BIO-TECHNE CORPORATION

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$181,862	$73,400
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	97,359	109,903
Costs recognized on sale of acquired inventory	—	751
Deferred income taxes	13,196	(51,107)
Stock-based compensation expense	41,365	40,833
(Gain) Loss on equity method investment	(887)	(938)
Asset impairment restructuring	3,914	21,312
Recovery of assets held-for-sale	(6,789)	80,503
Other operating activities	(37,947)	12,899
Net cash provided by (used in) operating activities	292,073	287,556
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of available-for-sale investments	—	1,085
Additions to property and equipment	(28,850)	(31,006)
Distributions from Wilson Wolf	6,043	7,291
Investment in Spear Bio	—	(15,000)
Proceeds from sale of assets held-for-sale	4,617	2,447
Net cash provided by (used in) investing activities	(18,190)	(35,183)
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends	(49,916)	(50,391)
Proceeds from stock option exercises	80,618	51,739
Long-term debt activity, net	(146,000)	27,000
Repurchases of common stock	(41,675)	(275,731)
Taxes paid on RSUs and net share settlements	(12,141)	(6,522)
Net cash provided by (used in) financing activities	(169,114)	(253,905)
Effect of exchange rate changes on cash and cash equivalents	(2,243)	11,927
Net increase (decrease) in cash and cash equivalents	102,526	10,395
Cash and cash equivalents at beginning of period	162,186	151,791
Cash and cash equivalents at end of period	$264,712	$162,186

Use of Non-GAAP Financial Measures:

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results. Investors are encouraged to review the reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

Our non-GAAP financial measure of organic revenue and organic revenue growth represent revenue growth excluding revenue from acquisitions within the preceding 12 months, the impact of foreign currency, as well as the impact of businesses held-for-sale. Excluding these measures provides more useful period-to-period comparison of revenue results as it excludes the impact of foreign currency exchange rates, which can vary significantly from period to period, and revenue from acquisitions that would not be included in the comparable prior period. Revenues from businesses held-for-sale are excluded from our organic revenue calculation starting on the date they become held-for-sale as those revenues will not be comparative in future periods.

Our non-GAAP financial measures for adjusted gross margin, adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, exclude stock-based compensation, which is inclusive of the employer portion of payroll taxes on those stock awards, the costs recognized upon the sale of acquired inventory, amortization of acquisition intangibles, and restructuring and restructuring-related costs. Stock-based compensation is excluded from non-GAAP adjusted net earnings because of the nature of this charge, specifically the varying available valuation methodologies, subjective assumptions, variety of award types, and unpredictability of amount and timing of employer related tax obligations. The Company excludes amortization of purchased intangible assets, purchase accounting adjustments, including costs recognized upon the sale of acquired inventory, and other non-recurring items including gains or losses on goodwill and long-lived asset impairment charges, and one-time assessments from this measure because they occur as a result of specific events, and are not reflective of our internal investments, the costs of developing, producing, supporting and selling our products, and the other ongoing costs to support our operating structure. Costs related to restructuring and restructuring-related activities, including reducing overhead and consolidating facilities, are excluded because we believe they are not indicative of our normal operating costs. Additionally, these amounts can vary significantly from period to period based on current activity. The Company also excludes revenue and expense attributable to businesses held-for-sale in the calculation of our non-GAAP financial measures.

The Company’s non-GAAP adjusted operating margin, adjusted EBITDA, and adjusted net earnings, in total and on a per share basis, also excludes acquisition related expenses inclusive of the changes in fair value of contingent consideration, and other non-recurring items including certain costs related to goodwill and long-lived asset impairments, and gains. We also exclude certain litigation charges which are facts and circumstances specific including costs to resolve litigation and legal settlement (gains and losses). In some cases, these costs may be a result of litigation matters at acquired companies that were not probable, inestimable, or unresolved at the time of acquisition.

The Company’s non-GAAP adjusted EBITDA and adjusted net earnings, in total and on a per share basis, also excludes gains and losses from investments, as they are not part of our day-to-day operating decisions (excluding our equity method investment in Wilson Wolf as it is certain to be acquired in the future) and certain adjustments to income tax expense. Additionally, gains and losses from investments that are either isolated or cannot be expected to occur again with any predictability are excluded. The Company independently calculates a non-GAAP adjusted tax rate to be applied to the identified non-GAAP adjustments considering the impact of discrete items on these adjustments and the jurisdictional mix of the adjustments. In addition, the tax impact of other discrete and non-recurring charges which impact our reported GAAP tax rate are adjusted from net earnings. We believe these tax items can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results.